Sub-Item 77O: Transactions Effected Pursuant to Rule 10f-3

Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:	Morgan Stanley & Co. LLC
Names of Underwriting Syndicate Members:	Barclays Capital Inc.;
Citigroup Global Markets Inc.; Goldman Sachs & Co. LLC; HSBC Securities
(USA) Inc.; ING Financial Markets LLC; J.P. Morgan Securities LLC; Morgan Stanley & Co. LLC; MUFG Securities Americas Inc.; Scotia Capital (USA) Inc.; SMBC Nikko Securities America, Inc.; TD Securities USA LLC; Wells Fargo Securities, LLC

Name of Issuer:	Hess Midstream Partners LP
Title of Security:	HESS MIDSTREAM PARTNERS LP
Date of First Offering:	04/05/17
Dollar Amount Purchased:	1,122,768
Number of Shares or Par Value of Bonds Purchased:	48,816
Price Per Unit:	23.00
Resolution Approved:  	Approved at the September 20, 2017 Board Meeting.

Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:	J.P. Morgan Securities LLC
Names of Underwriting Syndicate Members:	BB&T Securities, LLC; Citigroup
 Global Markets Inc.; Goldman Sachs & Co. LLC; J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith, Inc.; Raymond James & Associates,
Inc.; RBC Capital Markets, LLC; Regions Bank; Scotia Capital (USA) Inc.;
SMBC Nikko Securities Inc.; Wells Fargo Securities, LLC

Name of Issuer:	Archrock Partners LP
Title of Security:	ARCHROCK PARTNERS, L.P.
Date of First Offering:	08/03/17
Dollar Amount Purchased:	2,336,262
Number of Shares or Par Value of Bonds Purchased:	169,910
Price Per Unit:	13.75
Resolution Approved:  	Approved at the December 8, 2017 Board Meeting.

Resolution adopted at the Meeting of the Board of Trustees on September 20, 2017.

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs
 Asset Management, L.P. to the Trustees, all purchases made during the calendar quarter ended June 30, 2017 by the Goldman Sachs MLP Income Opportunities Fund and Goldman Sachs MLP and Energy Renaissance Fund of instruments during the existence of underwriting or selling syndicates, under circumstances where
 Goldman Sachs & Co. LLC or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

Resolution adopted at the Meeting of the Board of Trustees on December 8, 2017.

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs
 Asset Management, L.P. to the Trustees, all purchases made during the calendar quarter ended September 30, 2017 by the Goldman Sachs MLP Income Opportunities Fund and Goldman Sachs MLP and Energy Renaissance Fund of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs & Co. LLC or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.